Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Nikola Corporation for the offer to exchange all outstanding shares of Romeo Power Inc. for Nikola Corporation’s common stock and to the incorporation by reference therein of our reports dated February 24, 2022 with respect to the consolidated financial statements of Nikola Corporation, and the effectiveness of internal control over financial reporting of Nikola Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 29, 2022